UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

Santander Holdings USA, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street, Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 346-7200

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Matters.

On December 17, 2010, The Bank of New York Mellon Trust Company, National Association (the “Trustee”) filed a complaint in the U.S. District Court for the Southern District of New York solely as the Trustee for the Trust Preferred Income Equity Redeemable Securities (“Trust PIERS”) under an Indenture dated September 1, 1999, as amended, against the Santander Holdings USA, Inc. (“SHUSA”) (No. 10-CIV-9420). The complaint asserts that the acquisition by Banco Santander, S.A. (“Santander”) of SHUSA on January 31, 2009, constituted a “change of control” under the Trust PIERS.

If the acquisition constituted a “change of control” under the definitions applicable to the Trust PIERS, SHUSA would be required to pay a significantly higher rate of interest on subordinated debentures of SHUSA held in trust for the holders of Trust PIERS. There is no “change in control” under the Trust PIERS, among other reasons, if the consideration in the acquisition consisted of shares of common stock traded on a national securities exchange. Santander issued American Depositary Receipts in the acquisition, which represent shares of Santander held by a depositary for the benefit of holders of the receipts. The receipts were and are listed on the New York Stock Exchange.

The complaint asks the court to declare that the acquisition of SHUSA was a “change of control” under the Indenture and for damages equal to the interest that the complaint alleges should have been paid by SHUSA for the benefit of holders of Trust PIERS. If the Trustee prevails in the lawsuit, the potential impact on SHUSA, as previously reported as of September 30, 2010, would be a reduction of pre-tax income up to approximately $313 million, of which approximately $272 million relates to the difference in the current carrying amount of the subordinated debentures and the principal amount due at maturity.

SHUSA previously disclosed the potential for the filing of this lawsuit in our Form 10-Qs for the Quarters ended June 30, 2010 and September 30, 2010. As indicated in these prior filings, SHUSA believes the acquisition by Santander was not a “change of control” and intends to vigorously defend its position against any claims by the Trustee or any holder of Trust PIERS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER HOLDINGS USA, INC.

Dated: December 23, 2010

By:  /s/ Christopher K. Pfirrman
Name: Christopher K. Pfirrman
Title: Assistant Secretary